Exhibit 99.1

KKR Financial Holdings LLC Announces First Quarter 2013 Financial Results and

Quarterly Distribution of $0.21 per Common Share

SAN FRANCISCO, May 1, 2013—KKR Financial Holdings LLC (NYSE:KFN) (“KFN” or the “Company”) today announced its results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•                  Net income available to common shareholders totaled $91.6 million, an increase of 4% from the same period of 2012.  Net income available to common shareholders increased 32% before recognition of non-cash charges of $24.2 million associated with the retirement of the Company’s $172.5 million 7.5% convertible notes due 2017.

•                  Net income per diluted common share totaled $0.46, compared with $0.48 for the comparable prior-year period.

•                  A quarterly cash distribution of $0.21 per common share was declared for the first quarter of 2013.

•                  Book value per common share was $10.16 as of March 31, 2013.

For the three months ended March 31, 2013, the Company reported net income available to common shareholders of $91.6 million, or $0.46 per diluted common share, compared with $88.0 million, or $0.48 per diluted common share, for the comparable prior-year period.  The Company’s results for the quarter ended March 31, 2013 include non-cash charges of $24.2 million associated with the retirement of its $172.5 million face amount of 7.5% convertible notes due 2017 through the issuance of 26.1 million common shares.

The Company’s first quarter 2013 results included total revenues of $140.5 million, total investment costs and expenses of $81.0 million, total other income of $74.2 million, and total other expenses of $34.8 million. Comparatively, KFN’s first quarter 2012 results reflected total revenues of $137.9 million, total investment costs and expenses of $107.8 million, total other income of $78.8 million, and total other expenses of $25.0 million.

Total revenues of $140.5 million for the first quarter of 2013 represented an increase of approximately 2% from the comparable prior-year period.  Loan and securities interest income represented 81% of total revenue and oil and gas revenue represented 17%, as compared to 92% and 8%, respectively, for the prior-year period.  The Company’s securities interest income declined from $22.6 million for the quarter ended March 31, 2012 to $14.9 million for the quarter ended March 31, 2013, primarily as a result of the Company’s reduction of its high-yield bond holdings across its strategies from a par value of $790.4 million to $424.6 million over the year.

Total investment costs and expenses of $81.0 million for the first quarter of 2013 represented a decrease of approximately 25% from the comparable prior-year period.  This was primarily due to the recording of a provision for loan losses of $11.1 million for the first quarter of 2013 as compared to $46.5 million for the prior-year period.  This $35.4 million decline was partially offset by an approximately $10.8 million increase in costs and expenses associated with the Company’s oil and gas portfolio, which grew in size through acquisitions during the twelve months ending March 31, 2013.

Total other income of $74.2 million for the first quarter of 2013 represented a decrease of approximately 6% from the comparable prior-year period, and was primarily driven by $94.7 million of realized and unrealized gains on investments.

“Many markets had a strong start to the year, and we took advantage of this in several ways,” said William C. Sonneborn, CEO of KFN.  “First, we exited certain investments by selling into the exuberance for risk assets, in particular in our mezzanine strategy.  Second, we pivoted our focus to areas of capital supply/demand imbalance, for example in commercial real estate, where we deployed or committed to deploy capital to four new opportunities during the quarter.  Finally, we maintained our discipline around capital deployment by treading cautiously in the current high-price, tight-spread environment, evidenced by our $713 million cash position at quarter end.”

Selected Portfolio Activity

Bank Loans and High-Yield Debt Strategy

During the quarter ended March 31, 2013, the Company continued to reduce its high-yield debt holdings through its bank loans and high-yield debt strategy by approximately 12%, from $379.1 million par amount as of December 31, 2012 to $332.5 million par amount as of March 31, 2013.  The Company reduced its high-yield debt holdings within this strategy by approximately 51% during the twelve months ended March 31, 2013.

In addition, the Company continued to deploy capital from KKR Financial CLO 2012-1, Ltd., which was approximately 97% ramped on a trade-date basis as of March 31, 2013 with approximately $388.2 million par amount of loans and bonds.

Commercial Real Estate Strategy

During the quarter ended March 31, 2013, the Company deployed or committed to deploy capital to four new investments through its commercial real estate strategy.  These included (i) Legends Outlets, a 1.2 million square-foot Kansas City, Kansas outlet center; (ii) a convertible preferred equity investment in Sentio Healthcare Properties, a non-listed healthcare-focused REIT; (iii) Colonie Center, a 1.3 million square-foot super-regional mall in Albany, New York; and (iv) a 360-key Midwestern hotel property.

Combined with the Company’s existing commercial real estate holdings, these transactions increased the Company’s portfolio to seven transactions.

Book Value

Book value per common share decreased 1% to $10.16 as of March 31, 2013 from $10.31 as of December 31, 2012.  The decrease in book value per common share was primarily driven by the Company’s issuance of 26.1 million shares related to the termination of conversion rights on its 7.5% convertible notes due 2017, as well as by distributions of $0.26 per share paid to common shareholders during the quarter.  These were partially offset by first-quarter net income of $0.46 per diluted common share.

Distributions

On April 30, 2013, the Company’s board of directors declared a cash distribution of $0.21 per common share.  The distribution is payable on May 28, 2013 to common shareholders of record as of the close of business on May 14, 2013.

Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the first quarter ended March 31, 2013 on May 1, 2013, at 6:00 a.m. PT (9:00 a.m. ET). The conference call may be accessed by dialing (877) 303-4382 (domestic) or +1 (253) 237-1193 (international); a pass code is not required.  A replay of the live broadcast will be available by dialing (855) 859-2056 (domestic) and +1 (404) 537-3406 (international), pass code 12634528, beginning approximately two hours after the event.  Additionally, the conference call will be broadcast live over the Internet and subsequently archived and may be accessed through the KFN Investor Relations section of the KKR website at http://ir.kkr.com/kfn_ir/kfn_events.cfm.  Supplemental materials that will be discussed during the call will be available at the same website location.

From time to time the Company may use its website as a channel of distribution of material company information.  Financial and other important information regarding the Company is routinely posted on and accessible at the KFN Investor Relations section of www.kkr.com, where you may also enroll your email address to receive automatic email alerts and other information about the Company.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013.

Schedule I

KKR Financial Holdings LLC and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended March 31, 2013	For the three months ended March 31, 2012
Revenues:
Loan interest income	$98,261	$104,094
Securities interest income	14,862	22,576
Oil and gas revenue	23,805	11,053
Other	3,522	211
Total revenues	140,450	137,934
Investment costs and expenses:
Interest expense	41,880	40,715
Interest expense to affiliates	9,917	12,859
Provision for loan losses	11,068	46,498
Oil and gas production costs	7,908	2,873
Oil and gas depreciation, depletion and amortization	8,988	3,181
Other	1,288	1,666
Total investment costs and expenses	81,049	107,792
Other income:
Net realized and unrealized gain on investments	94,727	66,542
Net realized and unrealized (loss) gain on derivatives and foreign exchange	(8,852)	9,149
Net loss on restructuring and extinguishment of debt	(20,269)	(445)
Other income	8,614	3,592
Total other income	74,220	78,838
Other expenses:
Related party management compensation	28,306	18,113
General, administrative and directors expenses	4,794	4,991
Professional services	1,727	1,896
Total other expenses	34,827	25,000
Income before income taxes	98,794	83,980
Income tax expense (benefit)	458	(4,068)
Net income	$98,336	$88,048
Preferred share distributions	6,738	—
Net income available to common shareholders	$91,598	$88,048
Net income per common share:
Basic	$0.46	$0.49
Diluted	$0.46	$0.48
Weighted average number of common shares outstanding:
Basic	197,153	177,775
Diluted	197,153	182,247

Schedule II

KKR Financial Holdings LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$713,160	$237,606
Restricted cash and cash equivalents	722,104	896,396
Securities	502,196	533,520
Corporate loans, net (includes $107,395 and $128,289 loans held for sale as of March 31, 2013 and December 31, 2012, respectively)	5,838,164	5,947,857
Equity investments, at estimated fair value ($9,746 and $7,187 pledged as collateral as of March 31, 2013 and December 31, 2012, respectively)	185,047	161,621
Oil and gas properties, net	297,516	289,929
Derivative assets	21,694	23,207
Interest and principal receivable	38,977	46,960
Other assets	254,653	221,783
Total assets	$8,573,511	$8,358,879
Liabilities
Collateralized loan obligation secured notes	$5,058,520	$5,122,338
Collateralized loan obligation junior secured notes to affiliates	193,921	296,557
Credit facilities	46,089	107,789
Convertible senior notes	—	166,028
Senior notes	362,202	362,178
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	40,952	25,931
Accrued interest payable	17,794	20,519
Accrued interest payable to affiliates	5,577	6,632
Related party payable	21,706	10,998
Derivative liabilities	100,176	117,270
Total liabilities	6,130,454	6,519,757
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and 14,950,000 and zero issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Common shares, no par value, 500,000,000 shares authorized, and 204,784,871 and 178,437,078 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Paid-in-capital	3,311,481	2,762,584
Accumulated other comprehensive loss	(53,543)	(70,226)
Accumulated deficit	(814,881)	(853,236)
Total shareholders’ equity	2,443,057	1,839,122
Total liabilities and shareholders’ equity	$8,573,511	$8,358,879

Investor Relations Contact:

Pam Testani
+1 (415) 315-6597
investor-relations@kkr.com

Media Contact:
Kristi Huller
+1 (212) 750-8300
media@kkr.com